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                                                                  Exhibit 10.71
[LETTERHEAD]


December 31, 1997

Mr. Dale Terrell
10580 Durham Place
Powell, Ohio 43065

Dear Mr. Terrell:

I would like to confirm the offer made to you for the Exempt position of Senior Vice President and Chief Information Officer for Foundation Health Systems, Inc. ("FHS"). This offer is subject to the approval of the Compensation and Stock Option Committee of the FHS Board of Directors.

You will be reporting directly to the President and Chief Operating officer for Foundation Health Systems, Inc. (FHS). Your monthly base salary in this position will be $22,917. Associates are paid on a bi-weekly basis with 26 pay periods per year.

The Company will provide to you a one-time engagement bonus of $25,000 payable within thirty days of your date of employment. The engagement bonus payment is subject to normal payroll deductions.

You will also be eligible to participate, beginning in the 1998 calendar year, in the FHS Executive Incentive Plan ("Plan") with a target opportunity of 50 percent of your base annualized salary, prorated from your date of hire. Any Plan bonus payments are governed by the provisions of the Plan and are dependent upon attainment of corporate, business entity and your individual goals.

As part of your long-term incentive program, you will be eligible to participate in the Company's stock option program. The Company's management will recommend to the Compensation and Stock Option Committee (hereafter "Committee") that you receive 25,000 shares as part of your offer of employment. It will be within the sole discretion of the Committee to determine whether the recommendation to grant you a specific number of shares will be approved. At all times, all stock option grants remain within the sole discretion of the Committee.


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PAGE TWO

You will participate in this FHS Choices benefit program. This cafeteria style plan includes medical, vision, dental, life insurance, long-term and short-term disability protection, an employee assistance program, participation in our 401(k) Plan, and participation in our deferred compensation plan. In our 401(k) Plan, consistent with IRS regulations, the Company will match your contribution at $.50 for every dollar contributed up to six percent (6%) of your compensation. You will also be eligible for an automobile allowance consistent with policy and commensurate with that received by Associates with similar levels of responsibility. The current automobile allowance for your level of responsibility is $1,000 per month. Although our current qualified and non-qualified retirement plans are specific in regard to their consistency of application, we will explore possible flexibility within the plans that might address the issues raised in our conversation. Obviously, no action can be taken that threatens the integrity of any plan.

The Company will provide relocation reimbursement according to Company policy on IRS approvable expenses associated with your move. We have agreed to reimburse to you reasonable temporary living expenses for up to six months if necessary. The Human Resource department will coordinate arrangements for the physical move of your household goods. Additionally, we will pay you one-half month's salary to cover the cost of miscellaneous moving expenses not specifically identified in our offer to you. This miscellaneous moving expense payment will be made following your relocation.

As we discussed, if following six months of active marketing of your current residence, you have not been successful in selling the property, FHS will provide to you a "bridge loan" up to the verifiable equity that you have in the property. At that time, a promissory note will be prepared for your signature containing terms and conditions of the loan.

To assist you in the sale of your current home, and in the purchase of a home in your new location, the Company will provide the following assistance:

SALE OF FORMER RESIDENCE
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-  Real estate transfer taxes.
-  Transfer stamp fees.
-  Abstract costs.
-  Legal fees.
-  Notary fees.
-  Escrow fees.
-  Lender or mortgage company service charges.
-  Loan prepayment penalties paid by the seller.
- In the event that title insurance must be provided to the buyer as accepted proof of the seller's good title, you will be reimbursed for the actual cost of insurance.


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PAGE THREE

- If your house is sold through a recognized real estate agency, reimbursement will be made for the realtors' sales commission fee at the rate prevailing at that location, not to exceed 7.0 percent. No reimbursement will be made for commissions or expenses not actually incurred.

No reimbursement will be made for capital improvements or repairs considered necessary to make the prior residence ready for sale.

PURCHASE OF NEW RESIDENCE
-------------------------

-  Legal fees related to title opinions and recording fees.
-  Credit verification.
- Loan application or origination fees that are customary in the destination location (not to exceed one percent of loan amount).
-  Inspections required to obtain loan.
-  Abstracting fees if title insurance is not required.
- Title insurance, if required by the lending institution and/or title service company, paid in lieu of abstracting fees.
-  Loan discount charges (not to exceed 2 percent of loan amount).
-  One appraisal fee on the home conducted by a recognized appraisal agency.

At the end of the calendar year in which relocation expenses are incurred, your income will be "grossed-up" to recognize the tax impact resulting from eligible relocation expenses. However, the miscellaneous moving expense payment is not subject to gross-up.

Should you voluntarily leave the Company within one year from your date of hire for any reason you will be responsible for reimbursing the Company within five business days of the date of your termination of employment, 50% of the total relocation expenses paid on your behalf.

We have recently presented a severance program proposal to our Compensation and Stock Option Committee of the Board of Directors. With the Committee's approval, we will implement the program for selected senior management staff members. If approved, you will participate in that program at a level commensurate with peers holding levels of responsibility similar to that required in the CIO position. We will communicate details of that plan when available.

The employment relationship with the Company is at the mutual consent of each employee and the Company. Nothing in this offer letter is intended to guarantee your continued employment with the Company or employment for any specific length of time. While the Company hopes that employment relationships will be mutually beneficial and rewarding, both you and the Company maintain the right to terminate the relationship at-will, at any time, with or without cause. The at-will nature of your employment with the Company cannot be modified or superseded except by a written agreement signed by you and the President and Chief Operating Officer of FHS, that clearly and expressly specifies the intent to modify the at-will relationship.


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PAGE FOUR

In accepting employment with the Company, you acknowledge that no Company representative has made an oral or written promise or representation contrary to this paragraph. Furthermore, you acknowledge that this paragraph presents the only agreement between you and the Company concerning the duration of your employment and the at-will nature of the employment relationship.

During your employment with the Company, you will have access to and become acquainted with certain proprietary and confidential information and practices ("Confidential Information"). Confidential Information includes all information that is not generally known to the Company's competitors and the public, and that has or could have commercial value to the Company's business. It includes, but is not limited to, customer information, customer lists, and pricing methodology.

In accepting employment with the Company, you acknowledge and agree that all documents, memoranda, reports, files, correspondence, lists and other written, electronic and graphic records affecting or relating to the Company's business that you may prepare, use, observe, possess or control (including, but not limited to, any materials containing Confidential Information) shall be and remain the Company's sole property, and you agree not to make use of or disclose to any third party any such material, Confidential or otherwise, except for the benefit of the Company and in the course of your employment with the Company. If your employment with the Company is terminated (voluntarily or otherwise), you agree to deliver to the Company within five business days of termination all written and/or graphic records affecting or relating to the Company's business, including but not limited to material containing Confidential Information.

You have agreed to certify that you have no other agreement, relationship, or commitment to any other person or entity that conflicts with your obligations to the Company under this offer letter. If you are unable to so certify, all such agreement(s) must be identified here:

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You also agree not to use or disclose any Confidential Information or trade secrets of others, including all prior employers, in your work at the Company. Should a situation arise in which you believe that your job duties may lead to the use or disclosure of confidential information or trade secrets of another, you agree to notify Dan Smithson in the Human Resources Department or Curt Westen in the Corporate Legal Department of the situation immediately. You represent and warrant that you returned all property and confidential information belonging to all prior employers.


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PAGE FIVE


Finally, this letter sets forth all the terms of this offer of employment. Together it supersedes any previous and contemporaneous oral and written communications and representations. To confirm your acceptance of these terms please sign, date and return a copy of this letter in the enclosed self-addressed envelope. An additional copy of the offer letter is enclosed for your file.

Dale, we are excited about the prospect of you joining our management team, and are confident that it will offer the professional challenge and career opportunity you are seeking. If you have any questions regarding the above information or if I can assist you in any way, please call me at (916) 631-5061.

Sincerely,


/s/ Dan Smithson
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Dan Smithson
Senior Vice President
Corporate Human Resources


I hereby accept and agree to the terms of this offer of employment as outlined above.


/s/ Dale P. Terrell                  January 5, 1998
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       Signature                           Date